Exhibit 15.6

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-156686) of our report dated January 28, 2011, with respect to the financial statements of Magic (Onyx) Magyarorszag Szoftverhaz Kft., included in this annual report on Form 20-F of Formula Systems (1985) Ltd. for the year ended December 31, 2010.

Budapest, Hungary
March 17, 2011

/s/ Maria Negyessy
Maria Negyessy
Registered Auditors